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Exhibit 10.15
Effective as of May 1, 2007

Michael R. Douglas                            Dear Mike:
171 Chapman Road
Greenville, SC 29605                           Re:       BEAZER HOMES USA, INC. (the "Company")

I am pleased to extend the Company’s offer of employment to you on the following amended terms based on you working from your home office in Greenville, South Carolina with periodic trips to Atlanta or other locations as required.

You will be initially appointed Special Counsel reporting to me.  Your duties will include, but not be limited to, handling all litigation stemming from the investigation into our mortgage practices, securities litigation and related issues.

Your first day of employment is May 1, 2007.

Your base salary will be $350,000 per year, paid semi-monthly.  You will be eligible to receive an annual bonus of up to 100% of base salary.  For Fiscal Year 2007 (October 1, 2006 to September 30, 2007), you will be guaranteed a 100% bonus, prorated for months worked.  For Fiscal Year 2008 (and thereafter, if applicable), the formula for bonus eligibility will be agreed before the applicable Fiscal Year commences.

On your date of employment, May 1, 2007, a “phantom” LTIP package with a factor of three (3) times initial base salary was granted.  At a stock price of $34 (the closing stock price on the first day of employment), this equated to 38,603 phantom stock options and 15,441 phantom shares of restricted stock.  The phantom stock options will vest over three (3) years with 33.3% vesting on the first anniversary of employment.  The remaining 66.7% will vest in 8.33% increments each quarter over the following eight (8) quarters on the day of the month corresponding to your date of employment.  The phantom shares of restricted stock will vest over five (5) years with 20% vesting on the first anniversary of employment.  The remaining 80% will vest in 5% increments each quarter over the following 16 quarters on the day of the month corresponding to your date of employment.  The specific terms will be set forth in an award agreement which will be provided shortly after the grant.

Salaries are reviewed periodically.  Your first salary review will be January 1, 2008.  At that time your base salary will be increased to $400,000 with corresponding increases to your bonus potential and phantom LTIP package to reflect this increased salary.  As an indication, at a stock price of $30, this would equate to approximately 6,250 phantom stock options and 2,500 shares of phantom restricted stock.  This will be calculated at the closing price on January 1, 2008.

You will receive a car allowance of $9,600 per year, paid semi-monthly, which will cover transportation expenses when driving on Beazer business including, but not limited to, trips to Atlanta.  You will also be reimbursed for reasonable non-driving transportation expenses and other reasonable expenses incurred in performing your duties under this agreement.

Your employment by the Company will continue until terminated as follows:  (i) upon your death; (ii) upon termination of your employment by the Company for cause (as defined below);  or (iii) by either party, without cause, upon at least 90 days advance written notice to the other party.

For purposes hereof, "cause" shall mean: (a)  any act or failure to act by you done with the intent to harm in any material respect the financial interests or reputation of the Company or any affiliated companies; (b) your being convicted of (or entering a plea of guilty or nolo contendere to) a felony; (c) your dishonesty, misappropriation or fraud with regard to the Company or any affiliated companies (other than good faith expense account disputes); (d)  a grossly negligent act or failure to act by you which has a material adverse affect on the Company or any affiliated companies; (e) the material breach by you of your agreements or obligations under this or any other agreement to which you are a party with the Company which has a material adverse effect on the Company, which breach, if curable, is not cured by you within fifteen (15) days after written notice from the Company; or (f) your continued refusal to follow the directives of the President and CEO or the Board of the Company or their designees which are consistent with your duties and responsibilities.

Upon the termination of your employment for any reason, the Company’s obligations to you shall be as follows:

(a)           to pay to you in a lump sum in cash within 30 days after the date of termination (1) your base salary through the date of termination to the extent not theretofore paid, (2)  except in the case of termination of your employment by the Company for cause, any accrued but unpaid annual bonus respecting any completed fiscal year ending prior to the date of termination, and (3) any compensation previously deferred by you (together with any accrued interest or earnings thereon) and any vacation pay, in each case to the extent not theretofore paid.  The timing of payment by the Company of any deferred compensation shall remain subject to any payment election previously made by you; and

(b)           to timely pay or provide to you any other amounts or benefits required to be paid or provided to you (or which you are eligible to receive) under any applicable plan, program, policy or practice or contract or agreement of the Company and its affiliated companies.

If elected, medical, dental, vision and life insurance will begin on the first of the month following 30 days of employment.  You have 30 days from your date of hire to enroll.  Life insurance coverage is one times base annual salary and will be paid by the Company.  Medical and dental coverage are at a cost supplemented by the Company.  Vision, supplemental life and AD&D coverage are at employee expense.  Complete details will be provided upon employment.

On the first of the month following 30 days of employment, you will automatically be enrolled in our 401(k) Plan at a deferral rate of 2%.  You may call Fidelity or go on-line to elect any other percentage or to stop this automatic enrollment once you receive Plan information from Fidelity.

Upon your date of employment, you will be granted four (4) weeks of vacation per 12 months of service.

You will be eligible to participate in the Company’s Deferred Compensation Plan (DCP).  Upon hire, materials will be sent to you by MullinTBG, our plan administrator.

You shall devote your full business time and attention to your services to the Company and shall not be employed by, render services to, engage in, or have any interest in, any other business without the prior written consent of the Company.

You agree that all secret, proprietary and/or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses (collectively “Confidential Information”) shall be the sole property of the Company.  You shall not, during your employment by the Company nor thereafter, (i) use for your benefit or the benefit of others, or (ii) except as may be required by law or legal process, disclose at any time Confidential Information or (iii) take with you upon termination of your employment any records, papers, reports, lists, computer tapes or disks or any other materials of any nature that contain any Confidential Information.

The Company agrees to indemnify and defend you (in your capacity as Special Counsel of the Company) to the fullest extent provided by the Company’s Certificate of Incorporation and Bylaws for executive officers, which indemnification and defense obligations shall survive the termination of your employment. The Company shall, to the extent permitted by law, include you under any directors and officers’ liability insurance policy maintained for the Company.

This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Any legal action, suit or proceeding arising out of or relating to this agreement shall be instituted in the state or federal courts in the State of Delaware and the parties agree not to assert, in any action, suit or proceeding by way of motion, as a defense or otherwise, any claim that either party is not personally subject to the jurisdiction of such court, or that such action, suit or proceeding is brought in an inconvenient forum, or that the venue is improper or that the subject matter hereof cannot be enforced in such court.  The parties hereby irrevocably submit to the jurisdiction of any such court in any such action, suit or proceeding.

This letter sets forth the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  Reference is hereby made to that certain Change Of Control Employment Agreement dated as of May 1, 2007 (the “COC Agreement”) between the Company and you.  Notwithstanding anything contained herein to the contrary, (i) this agreement shall not supersede the COC Agreement, and (ii) upon the “Effective Date” occurring under the COC Agreement, this agreement shall be superseded by the COC Agreement. This agreement may not be changed, modified or waived, in whole or in part, except by a written instrument signed by you and the Company.

In anticipation of your acceptance of these terms and conditions, I would like to take this opportunity to welcome you to Beazer Homes for what I trust will be a happy and mutually rewarding relationship. Please signify your agreement to the terms hereof by signing below where indicated.

Sincerely yours,

/s/ Ian J. McCarthy

Ian J. McCarthy
President and
Chief Executive Officer

IJM/kkh:

Enclosures

ACCEPTED AND AGREED TO:

________________________________
MICHAEL R. DOUGLAS

August 24, 2007

Michael R. Douglas                             Dear Mike:
171 Chapman Road
Greenville, SC 29605                             I am pleased to inform you that as of yesterday, August 23, 2007, you have been appointed Executive Vice President, Special Counsel responsible for the Securities Litigation and Special Investigations Group.

All other terms and conditions of your Employment Letter effective May 1, 2007 remain in force.

In anticipation of your acceptance of these terms and conditions, I would like to commend your efforts to date and look forward to working together to investigate and resolve issues impacting our Company.

Sincerely yours,

/s/ Ian. J. McCarthy

Ian J. McCarthy
President and
Chief Executive Officer

IJM/kkh:

November 12, 2007

Michael R. Douglas                             Dear Mike:
Executive Vice President
  and Special Counsel                          I am pleased to inform you that for Fiscal Year 2008, you will be
Beazer Homes USA, Inc.                    eligible for a guaranteed bonus of 100% of your base salary in
330 E. Coffee Street                             effect on January 1, 2008.
Suite 5025
Greenville, SC 29601                            All other terms and conditions of your Employment Letters dated May 1, 2007 and August 24, 2007 remain in force.

With kind regards,

/s/ Ian J. McCarthy

Ian J. McCarthy
President and
Chief Executive Officer

IJM/kkh: